Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Scot Jafroodi
Vice President,
Chief Financial Officer and Treasurer
Insteel Industries Inc.
(336) 786-2141

INSTEEL INDUSTRIES REPORTS FOURTH QUARTER 2025 RESULTS

MOUNT AIRY, N.C., October 16, 2025 – Insteel Industries Inc. (NYSE: IIIN) (“Insteel” or the “Company”), the largest manufacturer of steel wire reinforcing products for concrete construction applications in the United States, today announced financial results for its fourth quarter and fiscal year ended September 27, 2025.

Fourth Quarter 2025 Highlights

●	Net earnings of $14.6 million, or $0.74 per diluted share
●	Net sales of $177.4 million
●	Gross profit of $28.6 million, or 16.1% of net sales
●	Net cash balance of $38.6 million and no debt outstanding as of September 27, 2025
●	Strong finish to 2025, outlook remains cautiously optimistic

Fourth Quarter 2025 Results

Net earnings for the fourth quarter of fiscal 2025 rose to $14.6 million, or $0.74 per diluted share, from $4.7 million, or $0.24 per share, for the same period a year ago. The strong performance was driven primarily by wider spreads between selling prices and raw material costs, along with higher shipments of Insteel’s concrete reinforcement products. These gains were partially offset by higher selling, general, and administrative expenses, mainly reflecting increased incentive plan costs.

Net sales increased 32.1% to $177.4 million from $134.3 million in the prior-year quarter, driven by a 20.3% rise in average selling prices and a 9.8% increase in shipment volumes. The higher average selling prices reflected pricing actions implemented across all product lines to recover increased raw material and operating costs. Shipment growth was supported by incremental contributions from acquisitions completed earlier in the year, along with a steady recovery in demand across key construction end markets. Sequentially, average selling prices rose 4.7% from the third quarter of fiscal 2025, while shipments declined 5.8%. Gross profit improved to $28.6 million from $12.3 million in the prior-year quarter, with gross margin expanding to 16.1% from 9.1%, reflecting favorable market conditions.

Operating activities used $17.0 million of cash during the fourth quarter compared to generating $16.2 million in the prior year quarter, primarily due to the relative change in net working capital partially offset by higher earnings. Net working capital used $37.4 million in the current year quarter, driven by a decrease in accounts payable and accrued expenses and an increase in inventories, compared to providing $5.3 million in the prior year quarter.

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1373 BOGGS DRIVE, MOUNT AIRY, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Fiscal 2025 Results

Net earnings for fiscal 2025 were $41.0 million, or $2.10 per diluted share, compared with $19.3 million, or $0.99 per share, for the same period a year ago. Insteel’s earnings for the current year period reflect $2.6 million of restructuring charges and acquisition-related costs, which collectively reduced net earnings per share by $0.10.

Net sales increased to $647.7 million from $529.2 million for the prior year period, driven by a 14.8% increase in shipments and a 6.7% rise in average selling prices. Gross profit increased to $93.4 million from $49.6 million in the same period a year ago, and gross margin widened to 14.4% from 9.4% due to improved conditions in reinforcing markets. Operating activities generated $27.2 million of cash compared with $58.2 million in the prior year period due to the relative change in net working capital partially offset by higher net earnings.

Capital Allocation and Liquidity

Capital expenditures for fiscal 2025 decreased to $8.2 million from $19.1 million in the prior year period and are expected to total up to approximately $20.0 million in fiscal 2026, primarily focused on cost and productivity improvement initiatives as well as recurring maintenance requirements.

Insteel ended the quarter debt-free with $38.6 million of cash and no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“Our fourth quarter was reasonably strong, supported by steady operational improvements and continued strength in our core markets,” said H.O. Woltz III, President and CEO of Insteel. “Over the course of the quarter, we addressed raw material sourcing challenges that had constrained production, although not until the end of the quarter were lead times more normal for the season. The supply of hot rolled steel wire rod, our primary raw material, meaningfully improved due to increased domestic production and substantial offshore purchases. Eliminating the raw material constraint enabled us to better align production with customer demand and reduce lead times as we closed the year.

“As we enter fiscal 2026, market conditions are generally strong and stable, although residential construction remains moribund, as it has been for much of the year. Our recent acquisitions contributed meaningfully to our fiscal 2025 results and continue to perform well, driving higher shipment volumes and strengthening our competitive position in key markets. That said, we are closely monitoring broader macroeconomic conditions which could weigh on customer sentiment and demand. Nevertheless, we remain cautiously optimistic about the 2026 outlook, confident in our long-term strategy, and pleased with our market position.”

Mr. Woltz continued, “Looking ahead, we remain focused on driving shareholder value through disciplined execution and targeted growth. With strengthened operations and an expanding market presence, Insteel is well-positioned not only to sustain performance but also to capitalize on future opportunities and further solidify its leadership within the industry.”

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Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its fourth quarter financial results. A live webcast of this call can be accessed on Insteel’s website at https://investor.insteel.com and will be archived for replay.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh (“ESM”), concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products and concrete contractors for use, primarily, in nonresidential construction applications. Headquartered in Mount Airy, North Carolina, Insteel operates eleven manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to several risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail in our Annual Report on Form 10-K for the year ended September 28, 2024 and may be updated from time to time in our other filings with the U.S. Securities and Exchange Commission (the “SEC”).

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made, and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect our business, future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which we operate, including uncertainty over global trade policies and the financial impact of related tariffs and retaliatory tariffs; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; the impact of rising interest rates on the cost of financing for our customers; fluctuations in the cost and availability of our primary raw material, hot-rolled carbon steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for ESM and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our business or operating costs; unanticipated plant outages, equipment failures or labor difficulties; the impact of cybersecurity breaches and data leaks: and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended September 28, 2024, and in other filings made by us with the SEC.

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)

	Three Months Ended		Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	September 27,	September 28,	September 27,	September 28,
	2025	2024	2025	2024

Net sales	$177,444	$134,304	$647,706	$529,198
Cost of sales	148,836	122,045	554,268	479,566
Gross profit	28,608	12,259	93,438	49,632
Selling, general and administrative expense	9,708	7,470	39,002	29,591
Restructuring charges, net	103	-	2,304	-
Acquisition costs	-	61	325	61
Other expense, net	29	35	17	37
Interest expense	12	13	52	89
Interest income	(493)	(1,382)	(2,067)	(5,433)
Earnings before income taxes	19,249	6,062	53,805	25,287
Income taxes	4,699	1,393	12,785	5,982
Net earnings	$14,550	$4,669	$41,020	$19,305

Net earnings per share:
Basic	$0.75	$0.24	$2.11	$0.99
Diluted	0.74	0.24	2.10	0.99

Weighted average shares outstanding:
Basic	19,481	19,502	19,484	19,502
Diluted	19,599	19,564	19,558	19,575

Cash dividends declared per share	$0.03	$0.03	$1.12	$2.62

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	September 27,	June 28,	September 28,
	2025	2025	2024
Assets
Current assets:
Cash and cash equivalents	$38,630	$53,665	$111,538
Accounts receivable, net	78,719	83,264	58,308
Inventories	137,776	119,171	88,840
Other current assets	6,822	7,442	8,608
Total current assets	261,947	263,542	267,294
Property, plant and equipment, net	128,691	131,083	125,540
Intangibles, net	16,553	17,034	5,341
Goodwill	37,755	37,755	9,745
Other assets	17,704	22,478	14,632
Total assets	$462,650	$471,892	$422,552

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$48,173	$73,424	$37,487
Accrued expenses	17,836	16,301	9,547
Total current liabilities	66,009	89,725	47,034
Other liabilities	25,109	25,959	24,663
Commitments and contingencies
Shareholders' equity:
Common stock	19,420	19,410	19,452
Additional paid-in capital	89,402	88,368	86,671
Retained earnings	262,746	249,038	245,340
Accumulated other comprehensive loss	(36)	(608)	(608)
Total shareholders' equity	371,532	356,208	350,855
Total liabilities and shareholders' equity	$462,650	$471,892	$422,552

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	September 27,	September 28,	September 27,	September 28,
	2025	2024	2025	2024
Cash Flows From Operating Activities:
Net earnings	$14,550	$4,669	$41,020	$19,305
Adjustments to reconcile net earnings to net cash (used for) provided by operating activities:
Depreciation and amortization	4,664	4,001	18,390	15,413
Amortization of capitalized financing costs	12	12	50	50
Stock-based compensation expense	1,374	1,169	3,489	3,072
Deferred income taxes	(207)	557	(748)	4,195
Asset impairment charges	-	-	1,001	-
Loss on sale and disposition of property, plant and equipment	41	49	127	99
Increase in cash surrender value of life insurance policies over premiums paid	(300)	(503)	(452)	(1,532)
Net changes in assets and liabilities (net of assets and liabilities acquired):
Accounts receivable, net	4,545	2,926	(20,411)	5,116
Inventories	(18,605)	539	(36,466)	14,466
Accounts payable and accrued expenses	(23,352)	1,853	19,260	(639)
Other changes	271	957	1,903	(1,338)
Total adjustments	(31,557)	11,560	(13,857)	38,902
Net cash (used for) provided by operating activities	(17,007)	16,229	27,163	58,207

Cash Flows From Investing Activities:
Acquisition of businesses	(33)	-	(72,089)	-
Capital expenditures	(1,723)	(1,689)	(8,213)	(19,149)
Increase in cash surrender value of life insurance policies	(110)	(74)	(581)	(517)
Proceeds from sale of assets held for sale	4,954	-	5,011	-
Proceeds from sale of property, plant and equipment	8	-	107	4
Proceeds from surrender of life insurances policies	41	-	91	25
Net cash provided by (used for) investing activities	3,137	(1,763)	(75,674)	(19,637)

Cash Flows From Financing Activities:
Proceeds from long-term debt	68	68	291	298
Principal payments on long-term debt	(68)	(68)	(291)	(298)
Cash dividends paid	(583)	(583)	(21,761)	(50,942)
Cash received from exercise of stock options	-	-	62	428
Payment of employee tax withholdings related to net share transactions	(275)	(90)	(425)	(352)
Repurchases of common stock	(307)	-	(2,273)	(1,836)
Net cash used for financing activities	(1,165)	(673)	(24,397)	(52,702)

Net (decrease) increase in cash and cash equivalents	(15,035)	13,793	(72,908)	(14,132)
Cash and cash equivalents at beginning of period	53,665	97,745	111,538	125,670
Cash and cash equivalents at end of period	$38,630	$111,538	$38,630	$111,538

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Income taxes, net	$5,622	$65	$10,775	$3,332
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	1,549	2,449	1,549	2,449
Restricted stock units and stock options surrendered for withholding taxes payable	275	90	425	352